UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                      SEC File Number: 000-28865

(Check One)
|X| Form 10-K and Form 10-KSB           |_| Form 20-F           |_| Form 11-K
|_| Form 10-Q and Form 10-QSB           |_| Form 10-D           |_| Form N-SAR
|_| Form N-CSR

      For period ended: June 30, 2008

|_| Transition Report on Form 10-K and Form 10-KSB
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q and Form 10-QSB
|_| Transition Report on Form N-SAR

      For the transition period ended:_______________________

     Read Instruction (on back page) Before Preparing Form. Please Print or
                                     Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant: Yarraman Winery, Inc.

Address of Principal Executive Office: 700 Yarraman Road

City, State and Zip Code: Wybong, Upper Hunter Valley, New South Wales,
                          Australia 2333

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      |X| (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, Form 10-QSB or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the 5th calendar day following the prescribed due date; and

      |_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reason why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Registrant will not be able to file its Form 10-K for the year ended June 30, 2008 in a timely fashion due to unanticipated delays by Registrant in preparing all necessary consolidated financial statements, footnotes and work papers for completion by Registrant's independent auditors.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      Adam S. Gottbetter, Esq.                  (212)         400-6900
--------------------------------------------------------------------------------
                                             (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                                                |_| Yes |X| No

      Form 10-KSB for the fiscal year ending June 30, 2007
      Form 10-QSB for period ending September 30, 2007;
      Form 10-QSB for period ending December 31, 2007; and
      Form 10-QSB for period ending March 31, 2008.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------

                              Yarraman Winery, Inc.
                              ---------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 30, 2008                        By: /s/ Lawrence Lichter
                                                    ----------------------------
                                                    Name:  Lawrence Lichter
                                                    Title: Secretary